Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Tax-Managed Funds – Dryden Large-Cap Core Equity Fund:

We consent to the incorporation by reference, in this registration statement (No. 333-66895) on Form N-1A, of our report dated December 22, 2006 on the statement of assets and liabilities of the Dryden Tax Managed Funds – Dryden Large-Cap Core Equity Fund (hereafter referred to as the “Fund”), including the portfolio of investments, as of October 31, 2006, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectus and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

December 22, 2006